CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                GKN HOLDING CORP.


                  Pursuant to Section 242 of the General Corporation Law of the State of Delaware ("GCL"), it is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is GKN Holding Corp. The date on which the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was January 30, 1987.

                  2. The certificate of incorporation of the Corporation is hereby amended by deleting paragraph FIRST and in its stead substituting the following:

                  "FIRST: The name of the corporation is Research Partners International, Inc. ("Corporation")"

                  3. Except as otherwise amended hereby, the provisions of the certificate of incorporation of the Corporation are in full force and effect.

                  4. The amendment to the certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL, by resolution of the Board of Directors of the Corporation and by affirmative vote of the holders of a majority of the outstanding securities entitled to vote thereon at a meeting of stockholders.

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 15th day of July 1998 and affirms, under penalties of perjury, that the Certificate of Amendment is the act and deed of the Corporation and the facts stated herein are true.



                                       /s/ Peter R. Kent
                                       --------------------------------
                                       Peter R. Kent, Executive Vice
                                       President, Chief Operating Officer
                                        and Chief Financial Officer
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